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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or
                    Suspension of Duty to File Reports under

          Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 001-09983
                                               ---------

                                   MECON, INC.
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             (Exact name of registrant as specified in its charter)

                  200 Porter Drive, San Ramon, California 94583
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
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            (Title of each class of securities covered by this Form)

                                      NONE
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [X]          Rule 12h-3(b)(1)(ii)      [ ]
Rule 12g-4(a)(1)(ii)       [ ]         Rule 12h-3(b)(2)(i)        [ ]
Rule 12g-4(a)(2)(i)        [ ]         Rule 12h-3(b)(2)(ii)       [ ]
Rule 12g-4(a)(2)(ii)       [ ]         Rule 15d-6                 [ ]
Rule 12h-3(b)(1)(i)        [X]

         Approximate number of U.S. holders of record as of the certification or notice date: 1
             ---

         Pursuant to the requirements of the Securities Exchange Act of 1934, MECON, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        MECON, INC.


DATE:   February 11, 2000                       By:  /s/ Vasu Devan
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                                                   Name:  Vasu Devan
                                                   Title:  President and Chief
                                                   Executive Officer

INSTRUCTION: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. This registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.